Exhibit 99.1

PRESS RELEASE
CRESCENT REAL ESTATE TO BE ACQUIRED BY MORGAN STANLEY REAL ESTATE FOR $22.80
PER SHARE IN CASH
FORT WORTH, TEXAS, May 22, 2007—Crescent Real Estate Equities Company (NYSE: CEI) today announced that it has entered into a definitive agreement pursuant to which funds managed by Morgan Stanley Real Estate will acquire Crescent in an all cash transaction for $22.80 per share and the assumption of liabilities for total consideration of approximately $6.5 billion. The purchase price represents a 12% premium over Crescent’s prior 30 day average closing share price. The total consideration for the acquisition includes the assumption and refinancing of approximately $3.1 billion of the Company’s outstanding consolidated and unconsolidated debt and redemption of the Company’s outstanding Series A and Series B preferred shares, which have an aggregate liquidation preference of approximately $440 million. Pursuant to the terms of the agreement, Crescent will not pay any further dividends on the common shares.
John C. Goff, Crescent’s vice-chairman and chief executive officer, said, “The primary goal of the strategic plan we announced on March 1, 2007 was to maximize value for our shareholders. This transaction accelerates the realization of that goal by delivering value to our shareholders more quickly and with greater certainty. We are delighted to announce this agreement and we look forward to working closely with Morgan Stanley Real Estate on a transition that will be seamless for our customers, partners and employees.”
Commenting on the transaction, Michael Franco, Managing Director and co-head of Morgan Stanley Real Estate Investing — Americas said, “We are pleased to enter into this agreement to acquire Crescent Real Estate Equities. Crescent is a unique company operating in a wide range of business lines that are familiar to Morgan Stanley. We recognize the valuable contributions that Crescent’s people have made to build the company’s franchise and we look forward to working closely with them on a smooth transition.”
The transaction has been unanimously approved by the Company’s Board of Trust Managers, which will recommend that the common shareholders approve the transaction. Mr. Richard E. Rainwater has entered into a voting agreement whereby he has agreed to vote in favor of the transaction. Completion of the transaction, which is expected to occur by the end of the third quarter of 2007, is subject to approval by the Company’s common shareholders, as well as to certain other customary closing conditions. The exact timing of the closing of the transaction is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission and other governmental authorities.
Greenhill & Co., LLC acted as the financial advisor to Crescent, while Pillsbury Winthrop Shaw Pittman LLP provided legal advice. Morgan Stanley acted as financial advisor to Morgan Stanley Real Estate with Goodwin Procter LLP and Jones Day acting as legal counsel.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 70 premier office buildings totaling 27 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Austin, Denver, Miami, and Las Vegas. Crescent also holds investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; in destination resorts such as Fairmont Sonoma Mission Inn® in Sonoma, CA; and in the wellness lifestyle leader, Canyon Ranch®. For more information, visit Crescent’s Web site at www.crescent.com.
ABOUT MORGAN STANLEY REAL ESTATE
Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley has acquired $121.5 billion of real estate assets worldwide and currently manages $55.6 billion in real estate assets on behalf of its clients as well as $26.7 billion in public real estate securities. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to real estate clients, including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending offering approximately $156.0 billion of CMBS through the capital markets since 1997, including $35.5 billion in 2006. For more information about Morgan Stanley Real Estate, go to www.morganstanley.com/realestate.
ABOUT MORGAN STANLEY
Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 31 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.
FORWARD-LOOKING STATEMENTS
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crescent assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.
ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
The foregoing summary of the terms of the agreement between Crescent and Morgan Stanley does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement and Plan of Merger, which we will file with the Securities and Exchange Commission as an exhibit to Crescent’s Current Report on Form 8-K. In connection with the proposed merger, Crescent also will file a proxy statement with the SEC and, upon SEC clearance, will mail the proxy to shareholders. Shareholders of Crescent are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Shareholders will be able to obtain a copy of the proxy statement as well as other filings containing information about Crescent, when available, without charge, at the SEC’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to Crescent via the telephone numbers listed below.
Jane E. Mody, Managing Director and Chief Financial Officer, Crescent (817) 321-1086
Jeremy C. Sweek, Investor & Media Relations Senior Manager, Crescent (817) 321-1464
Alyson D’Ambrisi, Media Relations, Morgan Stanley +44 207 425 2431

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